CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

FINANCIAL SUPPORT AGREEMENT

FOR

AIM VARIABLE INSURANCE FUNDS

This Agreement is made as of the 30th day of April, 2004 by and among Jefferson National Life Insurance Company, a Texas life insurance company (“Insurer”), AIM Advisors, Inc., a Delaware corporation (“AIM Advisors”), and AIM Distributors, Inc., a Delaware corporation (“AIM Distributors”) (collectively, the “Parties”).

W I T N E S S E T H :

WHEREAS, AIM Advisors and AIM Distributors serve as the investment adviser and principal underwriter, respectively, of the AIM Variable Insurance Funds, a Delaware trust (“Fund”), which currently consists of twenty-eight separate series (each, a “Portfolio”); and

WHEREAS, Insurer entered into an agreement, dated May 1, 2003, with the Fund (“Participation Agreement”) pursuant to which the Fund will make shares of the Portfolios listed from time to time on Schedule A of the Participation Agreement available to Insurer at net asset value and with no sales charges, subject to the terms of the Participation Agreement, to fund benefits under variable annuity contracts and/or variable life insurance contracts (collectively, “Contracts”) to be issued by Insurer; and

WHEREAS, the Participation Agreement provides that the Fund will bear the costs of preparing, filing with the Securities and Exchange Commission and setting for printing the Fund’s prospectus, statement of additional information, including any amendments or supplements thereto, periodic reports to shareholders, Fund proxy material and other shareholder communications (collectively, the “Fund Materials”), and that the Fund will provide Insurer with a camera ready or other formatted copy of all Fund Materials; and

WHEREAS, the Participation Agreement provides that Insurer shall print in quantity and deliver to existing owners of Contracts (“Contract owners”) the Fund Materials, and that the costs of printing in quantity and delivering to existing Contract owners such Fund Materials will be borne by Insurer; and

WHEREAS, Insurer will incur various expenses in connection with the marketing, sales and promotion of the Portfolios within the Contracts; and

WHEREAS, the Parties wish to allocate certain expenses in a manner that is fair and equitable, and consistent with the best interests of Contract owners; and

WHEREAS, the Parties hereto wish to establish a means for allocating the expenses that does not entail the expense and inconvenience of separately identifying and accounting for each item of expense, unless otherwise noted;

NOW THEREFORE in consideration of the mutual benefits and promises contained herein, the Parties hereto agree as follows:

1. Expense Allocations.

1.1. Fund Materials.

(a) Subject to Section 2 hereof, Insurer or its affiliates shall initially bear the costs of printing in quantity and distributing all Fund Materials required by law to be distributed to existing Contract owners who have allocated Contract value to a sub-account that invests in a Portfolio.

(b) Subject to Section 2 hereof, Insurer or its affiliates shall initially bear the costs of printing in quantity and mailing all Fund Materials to prospective Contract owners.

1.2. Sales and Marketing Materials.

(a) AIM Advisors and AIM Distributors, as they may allocate between themselves, shall bear the costs of preparing all sales literature or other promotional marketing material relating to each Portfolio (collectively, “Fund Sales Materials”).

(b) Subject to Section 2 hereof, Insurer or its affiliates shall initially bear the costs of printing in quantity all Fund Sales Materials, and preparing and printing in quantity all sales literature or other promotional marketing material relating to the Contracts (collectively, “Insurance Sales Materials”).

(c) Subject to Section 2 hereof, Insurer or its affiliates shall initially bear the costs of mailing all Fund Sales Materials and Insurance Sales Materials to prospective Contract owners.

2. Reimbursement of Expenses.

(a) AIM Advisors and AIM Distributors, as they may allocate between themselves, shall pay to Insurer a quarterly fee (“Quarterly Payment”) equal to a percentage of the average daily net assets, solely of the following Portfolios, attributable to Policies issued by Insurer at an annual rate of [***]: AIM V.I. Core Stock Fund - Series I shares; AIM V.I. Financial Services Fund - Series I shares; AIM V.I. Health Sciences Fund — Series I shares; AIM V.I. Real Estate Fund — Series I shares; and AIM V.I. Technology Fund — Series I shares.

(b) AIM Advisors or AIM Distributors will calculate the payment contemplated by this Section 2 at the end of each calendar quarter and will make such payment to Insurer within 30 days thereafter. Each payment will be accompanied by a statement showing the calculation of the quarterly amounts payable by AIM Advisors or AIM Distributors and such other supporting data as may be reasonably requested by Insurer.

(c) The form of payment made by AIM Advisors or AIM Distributors pursuant to this Section 2 will be cash.

(d) From time to time, the Parties hereto shall review the Quarterly Payment to determine whether it exceeds or is reasonably expected to exceed the incurred and anticipated costs, over time, of Insurer specified in Section 1 hereof. The Parties agree to negotiate in good faith a reduction to the Quarterly Payment as necessary to eliminate any such excess.

(e) Insurer agrees to appropriately disclose, to existing or prospective Contract owners who may invest in Portfolio shares, the foregoing reimbursement arrangement to the extent applicable law requires such disclosure by Insurer or any person that offers or sells Contracts and, as a result, Portfolio shares.

3. Term of Agreement.

This Agreement shall continue in effect for so long as the AIM Advisors or its successor(s) in interest, or any affiliate thereof, continues to perform in a similar capacity for the Fund, and for so long as any Contract value or any monies attributable to Insurer is allocated to a Portfolio.

4. Termination.

This Agreement may be terminated, without cause, by any of the Parties hereto in writing.

5. Amendment.

This Agreement may be amended only upon mutual agreement of the Parties hereto in writing.

6. Notices.

Notices and communications required or permitted hereby will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:

Jefferson National Life Insurance Company 9920 Corporate Campus Drive Suite 1000 Louisville, Kentucky 40223 Facsimile: (502) 587-7628 Attention: General Counsel with a copy to Chief Compliance Officer

A I M Advisors, Inc. A I M Distributors, Inc. 11 Greenway Plaza, Suite 100 Houston, Texas 77046 Facsimile: (713) 993-9185 Attention: Mr. Gene L. Needles cc: Peter A. Davidson, Esquire

7. Applicable Law.

Except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement will be construed and the provisions hereof interpreted under and in accordance with Delaware law, without regard for that state’s principles of conflict of laws.

8. Execution in Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.

9. Severability.

If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

10. Rights Cumulative.

The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.

11. Headings.

The headings used in this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

12. Directed Brokerage

The parties hereto understand and agree that neither AIM Distributors nor its affiliates will provide, and Insurer will not accept, any brokerage commissions for transactions in Portfolio securities of the Fund or affiliates of the Fund (“Directed Brokerage”) that would in any way pay for, mitigate or offset any financial obligation that AIM Distributors has under this Agreement. Directed Brokerage would include any agreement or arrangement, whether explicit or implicit, and whether written or oral, in which Insurer receives, in consideration for, or recognition of, the sale of Fund shares, support payments in the form of brokerage commissions, brokerage transactions (orders for the purchase or sale of Fund portfolio securities), mark-ups, mark-downs, other fees (or any portion thereof) payable or to be payable from portfolio transactions for the account of a Fund (whether executed by Insurer or any other broker or dealer) or other quid pro quo-type arrangement, such as the purchase or sale of a security issued by Insurer or its affiliates in recognition of Insurer’s sale or promotion of Fund shares or client referrals.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.

JEFFERSON NATIONAL LIFE INSURANCE COMPANY

By:	/s/ Craig A. Hawley
Name: Craig A. Hawley
Title: General Counsel

A I M ADVISORS, INC.

By:	/s/ Mark H. Williamson
Name: Mark H. Williamson
Title: President

A I M DISTRIBUTORS, INC.

By:	/s/ Gene L. Needles
Name: Gene L. Needles
Title: President